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                                                                   EXHIBIT 10.21

                          EMPLOYMENT AGREEMENT BETWEEN
                    THE SOURCE INFORMATION MANAGEMENT COMPANY
                              AND S. LESLIE FLEGEL

         This Agreement is entered into February 6, 2001 as of February 1, 2001, between THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation ("Company"), and S. LESLIE FLEGEL ("EXECUTIVE").

         WHEREAS, EXECUTIVE is a founder of the business of the Company and is presently serving as Chairman and Chief Executive Officer of the Company and has made significant contributions to the Company during the term of his employment; and
         WHEREAS, the Company and EXECUTIVE desire that EXECUTIVE continue to be employed by the Company under the terms and conditions set forth in this Employment Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1. Employment. The Company hereby employs EXECUTIVE, and EXECUTIVE hereby accepts such employment from the Company, upon the terms and conditions set forth in this Agreement. EXECUTIVE represents that his employment by the Company under the terms of this Agreement will not violate or result in a breach of any agreement or obligation to which EXECUTIVE is a party or by which he may be bound.

2. Position and Duties of EXECUTIVE. During EXECUTIVE's employment by the Company, EXECUTIVE shall exercise the authority and perform the duties of the Chairman and Chief Executive Officer of the Company. EXECUTIVE shall at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties of the aforementioned office and all other duties described in this Agreement.

3. Term of Employment. The term of EXECUTIVE's employment under this Agreement shall extend from February 1, 2001 through January 31, 2004. This Employment Agreement may also be terminated at any time prior to the expiration of the aforesaid term of employment upon the earlier occurrence of any of the following events:

         (a)  By mutual written consent of the Company and EXECUTIVE;
         (b)  Immediately upon EXECUTIVE's death;
         (c) By the Company, upon the permanent total disability of EXECUTIVE which, for purposes hereof, shall be deemed to have occurred upon the first anniversary of the date of an event resulting in a continuing condition which prevents EXECUTIVE from discharging EXECUTIVE's principal duties hereunder;
         (d) By the Company, immediately upon written notice to EXECUTIVE, for Cause, as hereinafter defined;
         (e) By EXECUTIVE, immediately upon at least thirty days' written notice to Company, in the event of the failure of Company to maintain Employment Conditions, as hereinafter defined.

         The term "Cause" as used in this Agreement shall mean (i) the conviction of EXECUTIVE of a felony or (ii) the material breach by EXECUTIVE of any of EXECUTIVE's obligations under this Agreement or any other agreement between Company and EXECUTIVE.

         Notwithstanding the foregoing, an act or event shall not entitle either party to terminate this Agreement if it is of such a nature that substantially all detriment otherwise resulting therefrom can be cured and eliminated by appropriate action, and the offending party causes such action to be taken, within ten days following written notice thereof from the other party.

         The Company shall be deemed not to have maintained "Employment Conditions" for purposes of this Agreement if any of the following events or conditions shall occur or exist: (i) the withdrawal by Company from EXECUTIVE of any substantive part of EXECUTIVE's responsibilities, duties or authority as previously discharged or exercised for the benefit of the Company without EXECUTIVE's consent; (ii) the assignment by Company to EXECUTIVE of substantive additional duties or responsibilities which are inconsistent with the duties or responsibilities previously discharged or exercised for the benefit of the Company, without EXECUTIVE's consent; (iii) the relocation of EXECUTIVE's principal place of employment without EXECUTIVE's consent to a place outside the St. Louis metropolitan area; (iv) the removal of EXECUTIVE from the office of Chairman and Chief Executive Officer of Company without EXECUTIVE's consent; (v) the harassment of EXECUTIVE intended, designed or which would have the foreseeable effect of causing EXECUTIVE to resign or abandon EXECUTIVE's employment with Company;



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or (vi) the material breach by Company of this Agreement or any other agreement to which Company and EXECUTIVE are a party.

4.   Compensation.

         (a) As compensation for EXECUTIVE's services under the Agreement, the Company shall pay EXECUTIVE, for the fiscal year beginning on February 1, 2001, an annual base rate of compensation (the "Base Compensation") of Four Hundred Twenty-Five Thousand Dollars ($425,000) and, for each of the fiscal years beginning February 1, 2002 and February 1, 2003, Base Compensation of Five Hundred Thousand Dollars ($500,000), which Base Compensation shall be payable at such intervals as the Company pays its other senior executive employees, but in any event, not less frequently than semi-monthly.

         (b) In addition to EXECUTIVE's Base Compensation, EXECUTIVE shall be entitled to receive a bonus (the "Annual Bonus") each year in an amount of up to 100% of EXECUTIVE's Base Compensation for such year. The Annual Bonus will have two components and be calculated as follows:

                  (i) Fifty percent (50%) of the Annual Bonus (the "Business Plan Bonus") will be based upon the Company's consolidated net income for the fiscal year ("Actual Income") with respect to which such Bonus is to be paid as it relates to the Company's targeted consolidated net income set forth in the Company's business plan as approved by the Board of Directors for such fiscal year ("Plan Income"). If the Company achieves Actual Income equal to not less than the following percentages of Plan Income, EXECUTIVE's Business Plan Bonus with respect to such year shall be a percentage of the maximum Business Plan Bonus (50% of Base Compensation) to be agreed to by the Executive and the Compensation Committee as soon as practicable after the date of this Agreement:

                   Actual Income                        Percentage of
                   to Plan Income                 Maximum Business Plan Bonus
                        100%                                      100%
                         90%
                         80%
                         75%

                  (ii) The remaining 50% of the Annual Bonus will be discretionary with the Compensation Committee of the Company's Board of Directors, and shall be based upon criteria established by the Compensation Committee in consultation with the EXECUTIVE prior to or early in the fiscal year.

5.   Expenses; Fringe Benefits; Options.

         (a) The Company will pay directly, or reimburse EXECUTIVE, for such items of reasonable and necessary expense as are authorized by the Company and incurred by EXECUTIVE in the interest of the business of the Company. All such expenses paid by EXECUTIVE will be reimbursed by the Company upon the presentation by EXECUTIVE of an itemized account of such expenditures, sufficient to support their deductibility to the Company for federal income tax purposes (without regard to whether or not the Company's deduction for such expenses is limited for federal income tax purposes), within thirty (30) days after the date such expenses are incurred.

         (b) The Company will provide EXECUTIVE with health and life insurance and other fringe benefits normally accorded the Company's executive officers (which may entail employee contributions); provided, however, that the foregoing shall not obligate the Company to continue any such benefits in force, or to maintain such benefits at their present standards and levels, at any time as to such class of employees. EXECUTIVE shall also be entitled to participate in all other insurance and retirement plans, retirement benefits, death benefits, salary continuation benefits and other perquisites and fringe benefits generally available for the senior executive officers of The Company.

         (c) The Company will, on the date this Agreement is executed, grant to EXECUTIVE options to purchase an aggregate of 300,000 shares of the Company's common stock (the "Option") under the Company's Omnibus Stock Option Plan at an exercise price equal to 100% of the closing sale price reported by Nasdaq on the date of grant. The Option will be exercisable as to 100,000 shares on the date of grant. The Option will first become exercisable as to an additional 100,000 shares on the earlier of (i) February 1, 2002 if the closing sale price of the Company's common stock on such date is not less than $8 per share, or (ii) on the first trading day thereafter (not later than May 15, 2002) on which the average of the closing sale price of the Company's common stock for five (5) consecutive trading days is at least $8 per share; provided, however, that the Option shall lapse and be forfeited with respect to such 100,000 shares if neither of such conditions is satisfied by May 15, 2002. The Option will first become exercisable as to the final 100,000





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shares on the earlier of (i) February 1, 2003 if the closing sale price of the
Company's common stock on such date is not less than $14 per share, or (ii) on the first trading day thereafter (not later than May 15, 2003) on which the average of the closing sale price of the Company's common stock for five (5) consecutive trading days is at least $14 per share; provided, however, that the Option shall lapse and be forfeited with respect to such 100,000 shares if neither of such conditions is satisfied by May 15, 2003. The term of the Option will be five (5) years.

6. Covenants of EXECUTIVE. EXECUTIVE covenants to and agrees with the Company as follows:

         (a) Except as required in EXECUTIVE's duties to the Company, EXECUTIVE will not disclose or divulge to any person, entity, firm or company, or use for EXECUTIVE's benefit or the benefit of any other person, entity, firm or company, directly or indirectly, as the same may exist during the term of EXECUTIVE's employment by the Company or at the date of such termination, any knowledge, information, business methods, techniques, devices, customer lists, supplier lists, business plans, software, programs or other data of the Company, without regard to whether all of the foregoing matters will be otherwise deemed confidential, material or important, the parties stipulating that as between them, the same are important, material and confidential and greatly affect the effective and successful conduct of the business and the goodwill of the Company;

         (b) During the term of EXECUTIVE's employment with the Company and thereafter for a period of one (1) year, EXECUTIVE will not, in any manner, directly or indirectly with or through any other person or entity:

                  (i) Solicit, divert, take away or interfere with any of the customers, trade, suppliers, business, patronage, employees or agents of the Company, or employ any person who was an employee of the Company at any time during the two year period prior to the date of such employment; or

                  (ii) Engage, directly or indirectly, either personally or as an employee, partner, associate, officer, manager, agent, advisor, associate, consultant or otherwise, or by means of any corporate or other entity or device, in competition with the business of the Company in the United States or Canada as such business exists on the date of EXECUTIVE's cessation of employment, or as to which the Company has formulated definitive plans, of which EXECUTIVE has knowledge, to enter into during the term of this Agreement or as of the date of the cessation of EXECUTIVE's employment.

         (c) As consideration for the covenants contained in Section 6(a) and
(b), the Company will pay the Executive $250,000 in cash in twelve (12) equal annual installments beginning on February 28, 2004.

         (d) It is the intention of the parties to restrict the activities of EXECUTIVE under paragraph 6(b)(ii) only to the extent necessary for the protection of the business interests of the Company, and the parties specifically covenant and agree that should any of the provisions thereof, under any set of circumstances, be determined by a court having jurisdiction to be too broad for that purpose or invalid or unenforceable for any reason, it is the intention and agreement of the parties that such provisions shall be so interpreted and applied by such court in such a narrower sense as shall be necessary to make the same valid and enforceable to the maximum extent possible, consistent with the intent of the parties expressed in this Agreement.

         (e) The covenants and agreements of EXECUTIVE contained in paragraph 6(a) and (b) shall be construed as independent of any other provision of this Agreement and given for valuable independent consideration, and the existence of any defense, claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

7. Documents. Upon the cessation of EXECUTIVE's employment with the Company, for any reason, all documents, records, software, programs, models, financial statements and projections, notebooks, invoices, statements and correspondence, including copies thereof, relating to the business of the Company then in EXECUTIVE's possession or under EXECUTIVE's control, whether prepared by EXECUTIVE or others, will be left with or returned to the Company, it being recognized and agreed that each of the foregoing constitutes property of the Company.

8.   Remedies.

         (a)At the expiration of the initial term, or any extension thereof, or the termination of this Agreement by mutual consent of the parties, the death of EXECUTIVE or for Cause, unless otherwise agreed by the Company and EXECUTIVE, the obligation of the Company to pay further compensation to EXECUTIVE shall cease, provided, however, that all other obligations hereunder (including the obligation of the Company to pay to EXECUTIVE compensation earned by Executive through the date of such termination) of either party to the other party at the time of such expiration or termination shall not be affected by such termination or expiration;

         (b) In the event this Agreement is terminated by the Company as a result of the permanent total disability of EXECUTIVE, EXECUTIVE shall be entitled to receive one-half EXECUTIVE's base compensation and full benefits




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provided for in this Agreement for a period of the shorter of (i) twenty-four
(24) months following the date of such termination or (ii) the period from the date of such termination through January 31, 2004 plus any earned but unpaid bonus.

         (c) In the event this Agreement is terminated by EXECUTIVE as a result of the Company's failure to maintain Employment Conditions, EXECUTIVE shall be entitled to receive EXECUTIVE's base compensation and full benefits provided for in this Agreement for the period from the date of such termination through January 31, 2004 plus any accrued but unpaid bonus.

         (d) The Company and EXECUTIVE agree that the following provisions shall immediately and automatically become operational upon the occurrence of a Hostile Change of Control (as defined in Schedule I hereto), without further action on the part of either the Company or EXECUTIVE:

                  (i) In the event of the involuntary termination or significant reduction in the position, duties or responsibilities of EXECUTIVE (a "Termination"), EXECUTIVE shall be entitled to an additional bonus (the "Severance Bonus"), payable within sixty (60) days of the occurrence of the Termination, equal to the sum of (i) the aggregate of the Base Compensation that would be earned by EXECUTIVE hereunder if he had remained in the Company's employ from the date of such termination until January 31, 2004 (the "Remaining Term") and (ii) an amount equal to the aggregate Annual Bonus EXECUTIVE would have earned for the Remaining Term if all criteria for payment of the Annual Bonus were achieved at maximum levels for each of the periods within the Remaining Term.
                  (ii) All options to purchase shares of the common stock of the Company held by EXECUTIVE pursuant to a stock option or other incentive compensation plan of the Company ("Stock Options") shall be fully vested and exercisable.
                  (iii) All restrictions on restricted stock of the Company held by EXECUTIVE pursuant to a restricted stock or other incentive compensation plan of the Company (the "Restricted Stock") that may result in the forfeiture of such stock shall terminate.

                  (iv) All agreements with the Company by EXECUTIVE to refrain from selling any securities of the Company shall terminate.

         (e) In the event that any payment or benefit received or to be received by EXECUTIVE in connection with a Hostile Change in Control or the termination of EXECUTIVE's employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate of the Company) (the "Total Payments") would not be deductible (in whole or in part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Severance Bonus shall be reduced until no portion of the Total Payments is caused to be not deductible as result of
Section 280G of the Code. For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which EXECUTIVE shall have effectively waived in writing prior to the date of payment of the Severance Bonus, shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Company's independent auditors, does not constitute a "parachute payment" within the meaning of
Section 280G(b)(2) of the Code, (iii) the Severance Payment shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         (f) It is expressly agreed that the breach or evasion of the terms of this Agreement by EXECUTIVE will result in immediate and irreparable injury to the Company, for which the payment of money damages would be an inadequate remedy, and will authorize recourse to the equitable remedies of injunction and specific performance, as well as to all other legal or equitable remedies to which the Company may be entitled. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity, by statute or otherwise. The election of any one or more remedies by the Company shall not constitute a waiver of the right to pursue other available remedies.

         (g) In the event the Company or EXECUTIVE institutes a suit at law or in equity for the purpose of enforcing the provisions of this Agreement, the prevailing party in any such action shall be entitled to recover reasonable attorneys' fees and expenses and related costs and expenses, in addition to any other judgment, award or remedy to which the prevailing party may be entitled.



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9.   Severability. All agreements and covenants herein contained are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall continue in full force and effect and, subject to subparagraph 6(c), shall be interpreted as if such invalid agreements or covenants were not contained herein.

10. Waiver or Modification. No waiver, amendment or modification of this Agreement or any portion hereof shall be valid unless in writing and duly executed by the party to be charged therewith. The failure of the Company or EXECUTIVE to exercise or otherwise act with respect to any of its or his rights hereunder in the event of a breach of any of the terms or conditions hereof by the other shall not be construed as a waiver of such breach, nor prevent the Company or EXECUTIVE, as the case may be, from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

Notices. All notices, requests, demands, consents or other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or mailed by certified, registered or Express mail, return receipt requested, or next business day courier service (such as Federal Express), if to the Company, to:

                           The Source Information Management Company
                           Attention:  Secretary
                           Two City Place Drive, Suite 380
                           St. Louis, Missouri  63141

                           Copy to:

                           Members of Board of Directors
                           at their addresses set forth
                           in the records of the Company

                           and, if to EXECUTIVE, to:

                           S. Leslie Flegel
                           35 Somerset Downs
                           St. Louis, Missouri  63124

or to such other address to which a party gives notice to the other in accordance with this paragraph 11.

11.      Construction.

         (a) This Employment Agreement shall be governed by and construed under the laws of the State of Missouri, provided that the sole and absolute venue for purposes of suit shall be St. Louis County, Missouri, notwithstanding the place of execution hereof or the performance of any acts under this Agreement and any other jurisdiction.

         (b) For purposes of paragraph 6, references to the Company shall include all companies or other entities controlled by. controlling, or under common control with the Company, whether such control is exercised through ownership or other direction of the management or policies of any such company or entity, and all licensees of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE SOURCE INFORMATION
MANAGEMENT COMPANY

By: /s/ W. Brian Rodgers                             /s/ S. Leslie Flegel
    --------------------                             --------------------
     W. Brian Rodgers                                S. Leslie Flegel
     Secretary and Chief Financial Officer



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                                   SCHEDULE I

A Hostile Change in Control shall be deemed to have occurred as of the first date that any of the following transactions or events occurs unless such transaction is approved in advance by a majority of the "approved directors" (as defined below):

         (A) Any individual, corporation (other than the Company),partnership, trust, association, pool, syndicate. or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, as the result of any one or more securities transactions (including gifts and stock repurchases but excluding transactions with EXECUTIVE), of securities of the Company then possessing fifty percent (50%) or more of the voting power for the election of directors of the Company; or

         (B) "approved directors" shall constitute less than a majority of the entire Board of Directors of the Company, with "approved directors" defined to mean the members of the Board as of the date of this Agreement and any subsequently elected members of such Board who shall be nominated or approved by a majority of the approved directors on the Board prior to such election; or

         (C) the Company shall have entered into a binding agreement for a Sale of the Company, as defined below, and shall have received all required corporate, regulatory and other approvals for consummating such transaction. For the purposes of this subdivision (C), "Sale of the Company" shall mean (i) any consolidation, merger or stock-for-stock exchange involving the Company or the securities of the Company in which the holders of voting securities of the Company immediately prior to the consummation of such transaction own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation), or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to a party which is not controlled by or under common control with the Company.